Exhibit 99.1

Revolve Group Announces Second Quarter 2022 Financial Results

Los Angeles, CA – August 3, 2022 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the second quarter ended June 30, 2022.

“We delivered strong results in the second quarter, highlighted by record net sales that increased 27% year-over-year, gross margin expansion to record levels for a second quarter, and continued strong growth in active customers,” said co-founder and co-CEO Mike Karanikolas. “We delivered these results despite macroeconomic conditions that became more challenging as the quarter progressed, creating cost pressures that impacted profitability, and also contributed to a moderating year-over-year growth trend in net sales in June that has continued into the third quarter.”

“Over our nearly 20 years of operating history, we believe we have demonstrated a unique track record for outperforming the competition in times of disruption and volatility, and we have complete confidence in our team’s ability to continue to execute through even the most challenging circumstances,” said co-founder and co-CEO Michael Mente. “I’m excited about our future and believe that our strong team, data centric culture, entrepreneurial spirit, operational excellence, and strong connection with the next-generation consumer position us to gain further market share in the months and years ahead.”

Second Quarter 2022 Financial Summary

	Three Months Ended June 30,
	2022	2021	YoY Change
	(in thousands, except percentages)
Net sales	$290,054	$228,614	27%
Gross profit	$162,242	$127,218	28%
Gross margin	55.9%	55.6%
Net income	$16,273	$31,538	(48%)
Adjusted EBITDA (non-GAAP financial measure)	$26,878	$35,403	(24%)
Net cash (used in) provided by operating activities	$(29,352)	$33,347	NM
Free cash flow (non-GAAP financial measure)	$(30,798)	$32,830	NM

NM - Not Meaningful

Operational Metrics

	Three Months Ended June 30,
	2022	2021	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	2,165	1,554	39%
Total orders placed	2,243	1,769	27%
Average order value	$303	$255	19%

Additional Second Quarter 2022 Metrics and Results Commentary

•
Continued strong growth in active customers was a key driver of our results, highlighted by quarterly growth of approximately 124,000 active customers during the second quarter of 2022, the highest ever for a second quarter. Total active customers grew to 2.2 million, an increase of 39% year-over-year.
•
Total net sales were a record $290.1 million, an increase of 27% year-over-year.
•
Gross margin was 55.9%, an increase of 29 basis points year-over-year, and our highest-ever gross margin for a second quarter.
•
Growth in total operating expenses outpaced our year-over-year growth in net sales, primarily due to deleverage in selling and distribution costs. In particular, we experienced a higher return rate year-over-year with normalizing product mix being a key contributor as dresses grew to 32% of net sales in the second quarter of 2022 from 24% in the second quarter of 2021. Selling and distribution costs also reflect significantly increased fuel surcharges on customer shipments due to higher fuel prices. In addition, as expected, we increased our marketing investments as a percentage of net sales year-over-year in the second quarter with the return of REVOLVE Festival, our largest brand marketing event, after a two-year hiatus. Lastly, within our general and administrative expenses we have established an accrual for a pending legal matter.
•
Our effective tax rate for the prior-year comparable period in the second quarter of 2021 was an unusually low 3%, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options. Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.
•
Net income was $16.3 million, a year-over-year decrease of 48%, a comparison that was impacted by the meaningful differences in our effective tax rate and the growth in operating expenses referenced above.
•
Adjusted EBITDA was $26.9 million, a year-over-year decrease of 24%.
•
Diluted earnings per share (EPS) was $0.22, a year-over-year decrease of 48%.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $244.7 million, an increase of 30% year-over-year.
•
FWRD segment net sales were $45.3 million, an increase of 14% year-over-year. FWRD faced a much more difficult growth comparison against the prior-year comparable period as FWRD net sales had increased 151% year-over-year in the second quarter of 2021.
•
Domestic net sales increased 30% year-over-year and international net sales increased 14% year-over-year. Our international results reflect foreign currency headwinds resulting from the stronger U.S. dollar and temporary headwinds in China due to COVID-19 preventative measures.

Cash Flow and Balance Sheet

•
Net cash (used in) provided by operating activities was $(29.4) million for the second quarter and $24.4 million for the six-month year-to-date period, and free cash flow was $(30.8) million for the second quarter and $21.9 million for the six-month year-to-date period.
•
Cash and cash equivalents as of June 30, 2022 were $237.9 million, an increase of $18.3 million, or 8%, from June 30, 2021, and a decrease of $32.8 million, or 12%, from March 31, 2022. Our balance sheet as of June 30, 2022 remains debt free.
•
Inventory as of June 30, 2022 was $208.5 million, an increase of $29.3 million, or 16%, from March 31, 2022, and an increase of $89.7 million year-over-year, or 75%, from the inventory balance of $118.8 million as of June 30, 2021.

Additional trend information regarding Revolve Group's second quarter of 2022 financial results and operating metrics is available in the Q2 2022 Financial Highlights presentation available on the company's investor relations website: https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of the Second Quarter of 2022

Net sales in July 2022 increased approximately 10% year-over-year amidst an increasingly uncertain macroenvironment with inflation at a 40-year high and U.S. consumer sentiment reaching a record low in the second quarter and against a more elevated prior-year comparison than we faced in the first half of 2022. We believe our recent results illustrate our continued market share gains, reinforcing our competitive advantages and that our brands are resonating with next-generation consumers.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 330-2454 within the United States or (240) 789-2714 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 3102771. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (647) 362-9199 outside the United States. The replay conference ID is 3102771.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expected future effective tax rate. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to economic conditions and their impact on consumer demand and our business, operating results and financial condition; the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; supply chain challenges; inflation; Russia’s war against Ukraine; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2022, which we expect to file with the SEC on August 3, 2022. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other (income) expense, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast, yet curated, offering of apparel, footwear, accessories, home and beauty products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Meghan Murray-Merriman

meghan.murraymerriman@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$290,054	$228,614	$573,552	$407,521
Cost of sales	127,812	101,396	256,899	183,638
Gross profit	162,242	127,218	316,653	223,883
Operating expenses:
Fulfillment	7,910	5,309	15,200	9,676
Selling and distribution	51,967	32,139	98,553	57,116
Marketing	51,921	34,871	97,171	61,099
General and administrative	31,164	21,970	57,999	41,848
Total operating expenses	142,962	94,289	268,923	169,739
Income from operations	19,280	32,929	47,730	54,144
Other (income) expense, net	(1,813)	264	(2,329)	497
Income before income taxes	21,093	32,665	50,059	53,647
Provision for (benefit from) income taxes	4,820	1,127	11,218	(143)
Net income	$16,273	$31,538	$38,841	$53,790
Earnings per share of Class A and Class B common stock:
Basic	$0.22	$0.44	$0.53	$0.75
Diluted	$0.22	$0.42	$0.52	$0.72
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	73,312	72,387	73,289	72,085
Diluted	74,635	74,422	74,720	74,228

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$237,856	$218,455
Accounts receivable, net	7,814	4,639
Inventory	208,503	171,259
Income taxes receivable	6,820	3,375
Prepaid expenses and other current assets	57,019	42,114
Total current assets	518,012	439,842
Property and equipment (net of accumulated depreciation of $11,591 and $9,347 as of June 30, 2022 and December 31, 2021, respectively)	9,048	8,946
Right-of-use lease assets	15,783	6,566
Intangible assets, net	1,321	1,212
Goodwill	2,042	2,042
Other assets	3,256	2,746
Deferred income taxes	19,059	19,059
Total assets	$568,521	$480,413
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$60,087	$54,345
Income taxes payable	96	—
Accrued expenses	43,019	33,899
Returns reserve	69,793	49,296
Current lease liabilities	3,962	3,766
Other current liabilities	22,829	18,916
Total current liabilities	199,786	160,222
Non-current lease liabilities	12,522	3,177
Total liabilities	212,308	163,399
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 40,726,954 and 40,276,417 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	41	40
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 32,597,119 and 32,956,904 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	33	33
Additional paid-in capital	106,843	103,590
Retained earnings	249,296	213,351
Total stockholders' equity	356,213	317,014
Total liabilities and stockholders’ equity	$568,521	$480,413

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income	$38,841	$53,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,305	2,271
Equity-based compensation	2,886	2,328
Changes in operating assets and liabilities:
Accounts receivable	(3,175)	(2,741)
Inventories	(37,244)	(23,555)
Income taxes receivable	(3,445)	(1,524)
Prepaid expenses and other current assets	(14,905)	(11,301)
Other assets	(510)	(2,236)
Accounts payable	5,742	19,297
Income taxes payable	96	757
Accrued expenses	9,120	7,241
Returns reserve	20,497	18,422
Right-of-use lease assets and current and non-current lease liabilities	324	(406)
Other current liabilities	3,913	4,213
Net cash provided by operating activities	24,445	66,556
Investing activities:
Purchases of property and equipment	(2,516)	(1,253)
Net cash used in investing activities	(2,516)	(1,253)
Financing activities:
Proceeds from the exercise of stock options, net	368	8,217
Net cash provided by financing activities	368	8,217
Effect of exchange rate changes on cash and cash equivalents	(2,896)	49
Net increase in cash and cash equivalents	19,401	73,569
Cash and cash equivalents, beginning of period	218,455	146,013
Cash and cash equivalents, end of period	$237,856	$219,582
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$14,608	$610
Operating leases	$2,504	$2,776
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$11,481	$1,440

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Net sales	2022	2021	2022	2021
REVOLVE	$244,729	$188,788	$482,469	$340,948
FWRD	45,325	39,826	91,083	66,573
Total	$290,054	$228,614	$573,552	$407,521

Gross profit
REVOLVE	$140,825	$107,531	$274,518	$191,744
FWRD	21,417	19,687	42,135	32,139
Total	$162,242	$127,218	$316,653	$223,883

The following table lists net sales by geographic area (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
United States	$240,909	$185,380	$478,784	$328,665
Rest of the world	49,145	43,234	94,768	78,856
Total	$290,054	$228,614	$573,552	$407,521

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except average order value and percentages)
Gross margin	55.9%	55.6%	55.2%	54.9%
Adjusted EBITDA	$26,878	$35,403	$58,421	$58,743
Free cash flow	$(30,798)	$32,830	$21,929	$65,303
Active customers	2,165	1,554	2,165	1,554
Total orders placed	2,243	1,769	4,399	3,051
Average order value	$303	$255	$296	$255

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three and six months ended June 30, 2022 and 2021 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net income	$16,273	$31,538	$38,841	$53,790
Excluding:
Other (income) expense, net	(1,813)	264	(2,329)	497
Provision for (benefit from) income taxes	4,820	1,127	11,218	(143)
Depreciation and amortization	1,203	1,122	2,305	2,271
Equity-based compensation	1,395	1,352	2,886	2,328
Non-routine items(1)	5,000	—	5,500	—
Adjusted EBITDA	$26,878	$35,403	$58,421	$58,743

(1)	Non-routine items in the three and six months ended June 30, 2022 relate to an accrual for a pending legal matter.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and six months ended June 30, 2022 and 2021 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net cash (used in) provided by operating activities	$(29,352)	$33,347	$24,445	$66,556
Purchases of property and equipment	(1,446)	(517)	(2,516)	(1,253)
Free cash flow	$(30,798)	$32,830	$21,929	$65,303
Net cash used in investing activities	$(1,446)	$(517)	$(2,516)	$(1,253)
Net cash provided by financing activities	$242	$3,900	$368	$8,217